Exhibit 99.1

G&K Services Reports Fiscal 2005 Fourth Quarter and Full Year Results; Achieves 36th Consecutive Year of Revenue Growth; Double Digit Earnings Growth for Fiscal Year 2005

    MINNEAPOLIS--(BUSINESS WIRE)--Aug. 16, 2005--G&K Services, Inc. (Nasdaq:GKSRA), today reported revenue for the fiscal fourth quarter ended July 2, 2005 of $207.4 million, up 7.3 percent over the $193.3 million reported in the prior-year period, which included an extra week of operations. Excluding the extra week, fourth quarter revenue increased 15.1 percent. Revenue exceeded expectations on continued improvement in the company's rental organic growth rate and strong direct sales volume.
    Earnings per diluted share totaled $0.46 for the quarter, compared to $0.45 during the prior-year period. While the prior-year included the benefit of an extra week of operations, it was largely offset by costs associated with the transfer of production within the company's manufacturing facilities and the settlement of a legal dispute. Current year fourth quarter earnings were in-line with the company's previous guidance and reflect the impact of investments in the company's growth initiatives, costs associated with acquisition integration and high energy costs.
    Revenue for fiscal 2005 reached a record $788.8 million versus $733.4 million last year, up 7.5 percent. Excluding the extra week in fiscal 2004, full-year revenues were up 9.5 percent. Fiscal 2005 earnings per diluted share totaled $1.88 compared to $1.69 last year, an increase of 11.2 percent. Fiscal 2004 earnings were positively impacted by the extra week of operations in the fourth quarter largely offset by the costs and legal settlement described above.
    "In fiscal 2005, we continued to focus on the fundamentals of our business in addition to driving our new vision to enhance our customers' image and safety through innovation," said Richard Marcantonio, G&K's president and chief executive officer. "We've begun to successfully execute our long-term vision through a number of strategies to enhance the value proposition we provide our customers. We will continue to capitalize on market growth opportunities by delivering innovative solutions that meet the needs of our customers."

    Income Statement Review

    Fourth quarter revenue from G&K's rental business increased to $193.2 million, up 10.7 percent over the prior-year period, when excluding the extra week of operations. The company's organic industrial rental growth rate was approximately 2.5 percent in the fourth quarter compared to the year-ago period. Direct sale revenue more than doubled to $14.2 million during the quarter from $5.6 million a year-earlier, when excluding the extra week of operations. The increase in direct sale revenue was driven primarily by the acquisition of the Lion Uniform Group. On an organic basis, direct sales increased 26.1 percent during the quarter. The organic growth rates are calculated using industrial rental and direct sale revenue, respectively, adjusted for foreign currency exchange rate differences, revenue from newly acquired locations and the extra week recorded in the prior-period results.
    "During fiscal 2005, we continued to focus on delivering earnings momentum in addition to putting increasing emphasis on driving revenue growth," Marcantonio said. "The result of our efforts improved our organic rental growth rate 500 basis points, more than doubled our direct sale business and expanded our market presence through acquisitions. The combination of these accomplishments has increased our current annual revenue run-rate to well over $800 million, and more importantly, has better positioned the company for future growth."
    Gross margin from rental operations for the quarter was 36.1 percent compared to 37.6 percent in the prior-year quarter. Gross margin for the quarter declined due to higher energy and acquisition integration costs. The fourth quarter of the previous year also benefited from the fixed cost leverage from an extra week of revenue. Gross margin from direct sales was 25.9 percent compared to 20.8 percent in the prior-year period. This increase resulted primarily from the increased level of sales attributed to the Lion Uniform Group and strong organic growth.
    Selling, general and administrative expenses were 21.0 percent of consolidated revenue, down from 22.4 percent in the same period last year. The decrease was attributed to a pre-tax charge in the prior-year period of approximately $1.25 million for a legal settlement and leverage from additional revenue, partially offset by investments in sales and marketing initiatives.

    Strong Balance Sheet and Cash Flow

    The company's balance sheet remains strong. Total debt to total capitalization was 33.3 percent compared to 32.9 percent last year. Total stockholders' equity was $475.4 million.
    The company also reported strong cash flow for the year. Cash flow from operations totaled $63.0 million driven by stronger earnings offset by working capital investments to support revenue growth and the transition of manufacturing to the company's Dominican Republic facility. Free cash flow, defined as cash provided by operating activities less capital expenditures, was $43.6 million. Capital expenditures for the year were $19.4 million.

    Outlook

    The company anticipates fiscal 2006 first quarter revenue to be in the range of $204.0 million to $207.0 million and earnings per diluted share to be between $0.45 and $0.48. The revenue guidance represents a modest improvement in the company's rental organic growth rate and reduced benefit from the Canadian dollar exchange rate. The earnings guidance reflects the company's ongoing efforts to improve operational efficiency offset by investments geared to drive increased revenue growth and continued record energy costs. First quarter earnings guidance also incorporates the anticipated impact associated with expensing stock options of $0.02 per diluted share.
    "During fiscal 2005, we achieved record revenues and earnings even while continuing the investments we're making to stimulate top-line growth and despite significantly higher energy costs," Marcantonio said. "In fiscal 2006, we will continue to balance the need to generate increased earnings with on-going investments in our sales team, marketing programs and operational initiatives. We will also continue to pursue strategic acquisitions that enhance our market position and further leverage our existing infrastructure. In the end, we expect to improve our financial performance, enhance our customer relationships and continue to differentiate our services through innovation."

    Conference Call Information

    The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be web cast and can be accessed through the web site www.gkservices.com (on the Investor Relations page, click on the webcast icon and follow the instructions). A replay of the call will be available through September 16, 2005.

    Safe Harbor for Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 (the "Act") provides companies with a "safe harbor" when making forward-looking statements as a way of encouraging them to furnish their shareholders with information regarding expected trends in their operating results, anticipated business developments and other prospective information. Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of the Act. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
    Some of the factors that could cause actual results or events to vary from stated expectations include, but are not limited to, the following: unforeseen operating risks; the effects of overall economic conditions and employment; fluctuations in costs of insurance and energy; acquisition integration costs; the performance of acquired businesses; preservation of positive labor relationships; competition, including pricing, within the corporate identity apparel and facility services industry; and the availability of capital to finance planned growth. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 3, 2004.

    About G&K Services, Inc.

    Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.



CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries

                              For the Three         For the Twelve
                               Months Ended          Months Ended
                           -------------------------------------------
                            July 2,    July 3,    July 2,    July 3,
                              2005       2004       2005       2004
(U.S. dollars, in          (13 weeks) (14 weeks) (52 weeks) (53 weeks)
 thousands, except per
 share data)
----------------------------------------------------------------------
Revenues
   Rental operations        $193,243   $187,277   $740,708   $708,708
   Direct sales               14,155      6,003     48,067     24,739
----------------------------------------------------------------------
      Total revenues         207,398    193,280    788,775    733,447
----------------------------------------------------------------------
Operating Expenses
   Cost of rental
    operations               123,553    116,842    470,116    448,131
   Cost of direct sales       10,482      4,754     35,830     18,899
   Selling and
    administrative            43,451     43,357    165,814    158,034
   Depreciation and
    amortization              10,817     10,018     41,543     39,346
----------------------------------------------------------------------
      Total operating
       expenses              188,303    174,971    713,303    664,410
----------------------------------------------------------------------
Income from Operations        19,095     18,309     75,472     69,037
   Interest expense            3,258      3,052     11,338     11,966
----------------------------------------------------------------------
Income before Income Taxes    15,837     15,257     64,134     57,071
   Provision for income
    taxes                      6,033      5,798     24,207     21,687
----------------------------------------------------------------------
Net Income                    $9,804     $9,459    $39,927    $35,384
----------------------------------------------------------------------
   Basic weighted average
    number of shares
    outstanding               21,037     20,793     20,942     20,710
Basic Earnings Per Common
 Share                         $0.47      $0.45      $1.91      $1.71
----------------------------------------------------------------------
   Diluted weighted average
    number of shares
    outstanding               21,240     21,042     21,199     20,900
Diluted Earnings Per Common
 Share                         $0.46      $0.45      $1.88      $1.69
----------------------------------------------------------------------

Dividends per share          $0.0175    $0.0175    $0.0700    $0.0700




                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries

                                                  July 2,    July 3,
(U.S. dollars, in thousands)                        2005       2004
----------------------------------------------------------------------
ASSETS
Current Assets
   Cash and cash equivalents                       $15,345    $26,931
   Accounts receivable, net                         83,459     71,058
   Inventories                                     121,120     94,476
   Prepaid expenses                                 16,587     14,902
----------------------------------------------------------------------
      Total current assets                         236,511    207,367
----------------------------------------------------------------------

Property, Plant and Equipment, net                 243,307    240,609
Other Assets                                       423,351    354,771
----------------------------------------------------------------------
                                                  $903,169   $802,747
----------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                                $25,695    $20,511
   Accrued expenses                                 81,523     76,470
   Deferred income taxes                             8,971      7,395
   Current maturities of long-term debt             26,537     24,018
----------------------------------------------------------------------
      Total current liabilities                    142,726    128,394
----------------------------------------------------------------------

Long-Term Debt, net of current maturities          210,462    184,305
Deferred Income Taxes                               36,900     38,256
Other Noncurrent Liabilities                        37,651     26,369
Stockholders' Equity                               475,430    425,423
----------------------------------------------------------------------
                                                  $903,169   $802,747
----------------------------------------------------------------------




           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                 G&K Services, Inc. and Subsidiaries

                                                 For the Twelve Months
                                                         Ended
                                                 ---------------------
                                                  July 2,    July 3,
                                                    2005       2004
(U.S. dollars, in thousands)                     (52 weeks) (53 weeks)
----------------------------------------------------------------------
Operating Activities:
   Net income                                      $39,927    $35,384
   Adjustments to reconcile net income to net
    cash provided by operating activities -
   Depreciation and amortization                    41,543     39,346
   Deferred income taxes                                76      1,300
   Tax benefit of employee stock options               767        492
   Amortization of deferred compensation -
    restricted stock                                   852        937
   Changes in current operating items, exclusive
    of  acquisitions                               (21,817)    14,243
   Other assets and liabilities                      1,637      4,565
----------------------------------------------------------------------
Net cash provided by operating activities           62,985     96,267
----------------------------------------------------------------------
Investing Activities:
   Property, plant and equipment additions, net    (19,408)   (17,349)
   Acquisition of business assets and other        (75,917)   (26,527)
----------------------------------------------------------------------
Net cash used for investing activities             (95,325)   (43,876)
----------------------------------------------------------------------
Financing Activities:
   Proceeds from issuance of long-term debt              -      1,345
   Repayments of long-term debt                    (25,729)   (12,874)
   Proceeds from (repayments of) short-term
    borrowings, net                                 40,400    (29,500)
   Cash dividends paid                              (1,468)    (1,459)
   Sale of common stock                              5,953      5,218
----------------------------------------------------------------------
Net cash provided by (used for) financing
 activities                                         19,156    (37,270)
----------------------------------------------------------------------
(Decrease) / Increase in Cash and Cash
 Equivalents                                       (13,184)    15,121
Effect of Exchange Rates on Cash                     1,598        306

Cash and Cash Equivalents:
   Beginning of period                              26,931     11,504
----------------------------------------------------------------------
   End of period                                   $15,345    $26,931
----------------------------------------------------------------------
Supplemental Cash Flow Information:
   Non-Cash Transactions -
      Debt issued in connection with business
       acquisitions                                $11,890        $ -
----------------------------------------------------------------------


    CONTACT: G&K Services, Inc., Minneapolis
             Jeffrey L. Wright, 952-912-5500
             or
             Glenn L. Stolt, 952-912-5500
             or
             Shayn R. Carlson, 952-912-5500